AMENDMENT AND WAIVER

                                December 8, 2005

         Reference is hereby made to that certain Security Agreement dated as of June 27, 2005 (the "Closing Date") by and among Laurus Master Fund, Ltd. ("Laurus"), Thinkpath, Inc. (the "Company) and the other subsidiaries of the Company named therein or which thereafter become a party thereto (as such agreement may be amended, restated, supplemented and modified from time to time the "Security Agreement") and (b) the Ancillary Agreements (as defined in the Security Agreement) (the Security Agreement and the Ancillary Agreements, as each may be amended, restated, supplemented and modified from time to time, the "Agreements"). Capitalized terms used but not defined herein shall have the meanings given them in the Agreements.

         WHEREAS, on the date hereof, the Registration Statement (as defined in the Registration Rights Agreement), at the request of Laurus, has not been filed by the Commission as required pursuant to Section 2 of the Registration Rights Agreement and as a result thereof, the Company owes Laurus certain liquidated damages (the "LIQUIDATED DAMAGES") as determined in accordance with Section 2 of the Registration Rights Agreement; and

         WHEREAS, the Company has failed to pay to Laurus the Liquidated Damages to Laurus, when due; and

         WHEREAS, Laurus has agreed to waive on the terms and conditions set forth herein (the "Amendment") (i) the Events of Default that may have occurred and be continuing as a result of the failure by the Company to pay to Laurus the Liquidated Damages when due; and, (ii) the Liquidated Damages that have accrued from and after the Closing Date up to and including the date hereof;

                  NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Laurus hereby waives (i) any Event of Default that may have arisen prior to the date hereof under the Agreements solely as a result of the failure by the Company to pay to Laurus the Liquidated Damages as determined pursuant to
Section 2 of the Registration Rights Agreement; and (ii) the Liquidated Damages that have accrued and are due and payable to Laurus by the Company from the Closing Date up to and including the date hereof.

         2. The definition of "Effective Date" as set forth in Section 1 of the Registration Rights Agreement is hereby amended by deleting the text "ninety
(90) days following such initial funding date" appearing therein and inserting the text "March 30, 2006" in lieu thereof.

         3. The definition of "Filing Date" as set forth in Section 1 of the Registration Rights Agreement is hereby amended and restated as follows:




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         "FILING DATE" means, with respect to (1) the Registration Statement which is required to be filed in connection with the shares of Common Stock issuable upon conversion of the Minimum Borrowing Note made on the initial funding date, the date which is January 31, 2006, (2) the Registration Statement required to be filed in connection with each additional Minimum Borrowing Note funded after the initial funding date, the date which is thirty (30) days after such funding of such additional Minimum Borrowing Note, (3) the Registration Statement required to be filed in connection with the shares of Common Stock issuable to the Holder upon exercise of a Warrant, the date which is January 31, 2006, (4) the Registration Statement required to be filed in connection with the shares of Common Stock issuable to the Holder upon exercise of an Option, the date which is January 31, 2006 and (5) the Registration Statement required to be filed in connection with the shares of Common Stock issuable to the Holder as a result of adjustments to the Fixed Conversion Price or the Exercise Price, as the case may be, made pursuant to Section 2.5 of the Revolving Note,
         Section 3.5 of the Minimum Borrowing Notes, Section 4 of the Warrant,
         Section 4 of the Option or otherwise, thirty (30) days after the occurrence of such event or the date of the adjustment of the Fixed Conversion Price or Exercise Price, as the case may be.

         4. The Company understands that the Company has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to such agreements. It is the Company's determination that this Amendment and the terms and provisions of this Amendment, (collectively, the "INFORMATION") are material. The Company agrees that it shall promptly disclose the Information using Form 8-K (or such other form as may be required by the Securities and Exchange Commission (the "SEC")) and shall otherwise comply with its public disclosure requirements as mandated by the SEC.

         5. The amendment and waiver set forth herein shall be effective as of the date hereof when each of the Company and Laurus shall have executed and the Company shall have delivered to Laurus its respective counterpart to this Amendment.

         6. The Company hereby represents and warrants to Laurus that (i) no Event of Default exists on the date hereof, after giving effect to this Amendment, (ii) on the date hereof, after giving effect to this Amendment, all representations, warranties and covenants made by the Company in connection with the Agreements are true, correct and complete and (iii) on the date hereof, after giving effect to this Amendment, all of the Company's and its Subsidiaries' covenant requirements have been met.

         7. Except as expressly described above, this Amendment shall not constitute (a) a modification or an alteration of any of the terms, conditions or covenants of the Agreements all of which remain in full force and effect, or
(b) a waiver, release or limitation upon Laurus' exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved. This Amendment shall not relieve or release the Company in any way from any of its duties, obligations, covenants or agreements under the Agreements or from the consequences of any events of default thereunder, except as expressly described above.

         8. This Amendment shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. This Amendment and Consent constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. This Amendment and Consent may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.






                            [Signature Pages Follow]






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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

                             COMPANY:

                             THINKPATH, INC.


                        By: /S/ DECLAN FRENCH
                            -----------------
                            Name: Declan French
                            Title:  CEO


                            LAURUS MASTER FUND, LTD.



                        By: /S/ EUGENE GRIN
                            ---------------
                            Name: Eugene Grin
                            Title:  Director














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